Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-275134) and Form S-8 (No. 333-231665, 333-251080, 333-251082 and 333-268152) of Postal Realty Trust, Inc. of our report dated March 7, 2023, relating to the consolidated financial statements and schedule, which appears in this Annual Report on Form 10-K.

/s/ BDO USA, P.C.
New York, New York

February 29, 2024